EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Sard Verbinnen & Co
Hugh Burns/Jamie Tully
(212) 687-8080
URS Corporation
H. Thomas Hicks
Vice President
& Chief Financial Officer
(415) 774-2700

DOUGLAS W. STOTLAR JOINS URS
BOARD OF DIRECTORS
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SAN FRANCISCO, CA - March 26, 2007 - URS Corporation (NYSE: URS) today announced that Douglas W. Stotlar, President and Chief Executive Officer of Con-way, Inc., a NYSE-listed freight transportation and logistics company (NYSE: CNW), has joined its Board of Directors, effective immediately.

Commenting on Mr. Stotlar’s election to the Board, Martin M. Koffel, URS Chairman and CEO, said: “We are delighted to welcome Douglas Stotlar to the URS Board as an independent director. His proven leadership abilities at Con-way, a successful global transportation company, combined with his extensive knowledge of transportation infrastructure and logistics management, uniquely qualified Mr. Stotlar for the URS Board.”

Mr. Stotlar’s appointment increases the number of independent directors on the URS Board to nine. Martin Koffel is the only non-independent director on the Board.

Said Mr. Stotlar: “URS is a dynamic company that is well positioned for the future. I look forward to working with the other members of the Board and URS’ management team to build on the Company’s track record of growth and enhancing value for stockholders.”

Prior to his appointment as President and Chief Executive Officer of Con-way in April 2005, Mr. Stotlar, 46, was President and Chief Executive Officer of Con-way Transportation Services, Inc. (CTS), the company’s regional trucking subsidiary, from 2004. Previously, he served as Vice President and Chief Operating Officer of CTS from 2002, and Executive Vice President of Operations for CTS from 1997. Mr. Stotlar joined Con-way in 1985 as a freight operations supervisor for Con-way Central Express.

Mr. Stotlar earned his bachelor’s degree in transportation and logistics from The Ohio State University. He serves as Vice President at Large and is a member of the executive committee of the American Trucking Association, and is a member of the Board of Directors for the American Transportation Research Institute.

URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, water/wastewater, industrial infrastructure and process, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,300 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).